Exhibit 99.2

Third Quarter 2007
Statistical Supplement

www.unum.com

Unum Group

Statistical Supplement Third Quarter 2007

TABLE OF CONTENTS

(dollars in millions, except share data)

Interim Results are Unaudited

Throughout this supplement, segment operating results exclude income taxes and realized investment gains and losses.

See “Notes to Statistical Supplement” on page 16 for a discussion of non-GAAP financial measures.

N.M. = not a meaningful percentage

Unum Group Financial Highlights

	Three Months Ended		Nine Months Ended		Year Ended
	9/30/2007	9/30/2006	9/30/2007	9/30/2006	12/31/2006	12/31/2005	12/31/2004

Financial Results

Premium Income	$1,986.5	$1,969.0	$5,917.2	$5,926.2	$7,948.2	$7,815.6	$7,839.6

Segment Operating Revenue	$2,656.3	$2,612.6	$7,915.8	$7,837.7	$10,533.1	$10,266.0	$10,258.6
Net Realized Investment Gain (Loss)	(46.1)	4.8	(39.4)	1.5	2.2	(6.7)	29.2

Revenue	$2,610.2	$2,617.4	$7,876.4	$7,839.2	$10,535.3	$10,259.3	$10,287.8

Income (Loss) from Continuing Operations	$187.0	$(65.3)	$511.9	$129.4	$403.6	$504.0	$(201.4)
Income (Loss) from Discontinued Operations, net of tax	-	1.6	6.9	5.5	7.4	9.6	(51.6)

Net Income (Loss)	$187.0	$(63.7)	$518.8	$134.9	$411.0	$513.6	$(253.0)

Assets			$52,566.6	$52,171.5	$52,823.3	$51,866.8	$50,832.3

Stockholders’ Equity			$7,830.8	$7,594.4	$7,718.8	$7,363.9	$7,224.1

2007

•	Nine months ended September 30, 2007 results include a claim reassessment charge of $53.0 million before tax, or $34.5 million after tax.

2006

•

Third quarter 2006 results include a claim reassessment charge of $325.4 million before tax, or $211.5 million after tax, and nine months ended September 30, 2006 and full year 2006 results include claim reassessment charges of $411.4 million before tax, or $267.4 million after tax.

•

Nine months ended September 30, 2006 results include costs related to early retirement of debt of $23.1 million before tax, or $15.0 million after tax, and full year 2006 results include $25.8 million before tax, or $16.9 million after tax.

•	Third quarter 2006, nine months ended September 30, 2006, and full year 2006 results include broker compensation settlement expenses of $18.5 million before tax, or $12.7 million after tax.

•

Full year 2006 results include income of $2.6 million before tax, or $3.9 million after tax, attributable to the receipt of interest and tax refunds on prior year tax items in excess of what was previously provided.

•

Full year 2006 results include an income tax benefit of approximately $91.9 million primarily as the result of group relief benefits obtained from the use of net operating losses in a foreign jurisdiction in which our businesses operate.

2005

•	Full year 2005 results include a claim reassessment charge of $75.0 million before tax, or $51.6 million after tax.

•	Full year 2005 results include a gain on the sale of the U.K. Netherlands branch of $5.7 million before tax, or $4.0 million after tax.

•	Full year 2005 results include an income tax benefit of $42.8 million related to the reduction of income tax liabilities.

2004

•	Full year 2004 results include a claim reassessment charge of $127.0 million before tax, or $87.8 million after tax.

•	Full year 2004 net loss includes a charge of $967.0 million before tax, or $701.0 million after tax, related to the restructuring of the individual income protection - closed block business.

See “Notes to Statistical Supplement” on page 16 for additional information.

Unum Group Financial Highlights

	Three Months Ended		Nine Months Ended		Year Ended
	9/30/2007	9/30/2006	9/30/2007	9/30/2006	12/31/2006	12/31/2005	12/31/2004
Per Common Share Information

Assuming Dilution:
Income (Loss) from Continuing Operations	$0.52	$(0.19)	$1.44	$0.39	$1.21	$1.61	$(0.68)
Income (Loss) from Discontinued Operations, net of tax	-	-	0.02	0.02	0.02	0.03	(0.18)

Net Income (Loss)	$0.52	$(0.19)	$1.46	$0.41	$1.23	$1.64	$(0.86)

Basic:
Income (Loss) from Continuing Operations	$0.52	$(0.19)	$1.46	$0.40	$1.25	$1.71	$(0.68)
Income (Loss) from Discontinued Operations, net of tax	-	-	0.02	0.02	0.02	0.03	(0.18)

Net Income (Loss)	$0.52	$(0.19)	$1.48	$0.42	$1.27	$1.74	$(0.86)

Dividends Paid	$0.075	$0.075	$0.225	$0.225	$0.300	$0.300	$0.300

Book Value			$21.70	$22.17	$22.53	$24.66	$24.36

Price (UNM closing price on last trading day of period)			$24.47	$19.39	$20.78	$22.75	$17.94

1.1

Unum Group Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended		Year Ended
	9/30/2007	9/30/2006	9/30/2007	9/30/2006	12/31/2006	12/31/2005	12/31/2004
Revenue
Premium Income	$1,986.5	$1,969.0	$5,917.2	$5,926.2	$7,948.2	$7,815.6	$7,839.6
Net Investment Income	603.2	578.8	1,790.5	1,719.2	2,320.6	2,188.3	2,158.7
Net Realized Investment Gain (Loss)	(46.1)	4.8	(39.4)	1.5	2.2	(6.7)	29.2
Other Income	66.6	64.8	208.1	192.3	264.3	262.1	260.3

Total Revenue	2,610.2	2,617.4	7,876.4	7,839.2	10,535.3	10,259.3	10,287.8

Benefits and Expenses
Benefits and Change in Reserves for Future Benefits	1,726.3	2,088.9	5,272.5	5,764.3	7,577.2	7,083.2	7,248.4
Commissions	209.2	198.9	630.5	613.5	819.0	804.7	842.3
Interest and Debt Expense - Non-recourse Debt	1.9	-	5.7	-	1.3	-	-
Interest and Debt Expense - All Other Debt	42.0	44.2	128.6	146.0	190.5	208.0	207.1
Cost Related to Early Retirement of Debt	-	-	3.2	23.1	25.8	-	-
Deferral of Acquisition Costs	(139.2)	(127.5)	(413.6)	(392.8)	(528.2)	(519.4)	(557.3)
Amortization of Deferred Acquisition Costs	121.2	115.9	360.1	353.7	478.6	463.7	436.7
Impairment of Intangible Assets	-	-	-	-	-	-	856.4
Other Expenses	369.8	394.4	1,117.6	1,131.6	1,505.7	1,525.2	1,529.9

Total Benefits and Expenses	2,331.2	2,714.8	7,104.6	7,639.4	10,069.9	9,565.4	10,563.5

Income (Loss) from Continuing Operations Before Income Taxes	279.0	(97.4)	771.8	199.8	465.4	693.9	(275.7)

Income Taxes (Benefit)	92.0	(32.1)	259.9	70.4	61.8	189.9	(74.3)

Income (Loss) from Continuing Operations	187.0	(65.3)	511.9	129.4	403.6	504.0	(201.4)

Income (Loss) from Discontinued Operations, net of tax	-	1.6	6.9	5.5	7.4	9.6	(51.6)

Net Income (Loss)	$187.0	$(63.7)	$518.8	$134.9	$411.0	$513.6	$(253.0)

Average Number of Shares Outstanding

Basic	359,741,198	340,727,665	350,665,904	319,209,356	324,654,923	295,776,405	295,224,305
Dilutive Securities:
Purchase Contracts	-	-	2,230,599	9,868,520	8,153,001	14,297,834	-
Options and Other Dilutive Securities	1,165,104	-	1,213,029	2,234,637	1,553,820	2,438,404	-

Assuming Dilution	360,906,302	340,727,665	354,109,532	331,312,513	334,361,744	312,512,643	295,224,305

Actual Number of Shares Outstanding			360,830,497	342,541,722	342,627,521	298,557,764	296,545,913

Unum Group Sales Data

	Three Months Ended			Nine Months Ended			Year Ended
	9/30/2007	9/30/2006	% Change	9/30/2007	9/30/2006	% Change	12/31/2006	12/31/2005	12/31/2004

Unum US Segment
Fully Insured Products
Group Long-term Income Protection	$23.9	$25.4	(5.9)%	$102.4	$119.4	(14.2)%	$208.5	$180.4	$180.4
Group Short-term Income Protection	8.5	9.8	(13.3)	39.9	40.6	(1.7)	74.1	74.8	79.5
Group Life	17.3	17.7	(2.3)	72.7	94.4	(23.0)	149.8	157.8	166.5
Accidental Death & Dismemberment	2.4	1.8	33.3	7.6	7.7	(1.3)	13.7	14.7	12.8
Individual Income Protection - Recently Issued	15.2	14.1	7.8	44.2	39.0	13.3	55.4	53.8	61.6
Group Long-term Care	8.2	5.5	49.1	21.4	13.8	55.1	25.1	21.1	18.7
Individual Long-term Care	2.2	2.9	(24.1)	6.6	8.4	(21.4)	11.0	13.0	19.5
Voluntary Workplace Benefits	31.3	28.2	11.0	109.3	108.7	0.6	134.2	130.2	114.1

Total Fully Insured Products	109.0	105.4	3.4	404.1	432.0	(6.5)	671.8	645.8	653.1

Administrative Services Only (ASO) Products
Group Long-term Income Protection	-	-	-	1.6	0.5	220.0	3.7	1.8	1.1
Group Short-term Income Protection	1.5	0.4	N.M.	3.0	3.6	(16.7)	10.0	5.8	7.3

Total ASO Products	1.5	0.4	N.M.	4.6	4.1	12.2	13.7	7.6	8.4

Unum US Segment	110.5	105.8	4.4	408.7	436.1	(6.3)	685.5	653.4	661.5

Unum UK Segment
Group Long-term Income Protection	16.6	18.0	(7.8)	55.1	39.3	40.2	79.1	91.2	103.3
Group Life	3.4	6.0	(43.3)	10.2	13.7	(25.5)	16.5	33.0	68.1
Individual Income Protection	2.2	1.4	57.1	5.5	4.1	34.1	5.5	8.1	11.1

Unum UK Segment	22.2	25.4	(12.6)	70.8	57.1	24.0	101.1	132.3	182.5

Colonial Segment
Income Protection	47.1	46.1	2.2	139.4	134.4	3.7	194.4	176.8	172.5
Life	14.9	15.3	(2.6)	44.7	44.5	0.4	66.6	60.6	58.6
Cancer and Critical Illness	12.5	11.5	8.7	36.6	34.3	6.7	54.1	49.0	47.4

Colonial Segment	74.5	72.9	2.2	220.7	213.2	3.5	315.1	286.4	278.5

Individual Income Protection - Closed Block Segment	0.7	1.1	(36.4)	2.3	3.5	(34.3)	4.4	6.5	7.8

Total Sales from Continuing Operations	207.9	205.2	1.3	702.5	709.9	(1.0)	1,106.1	1,078.6	1,130.3

Sales from Discontinued Operations	-	-	-	-	-	-	-	-	10.1

Total Sales	$207.9	$205.2	1.3	$702.5	$709.9	(1.0)	$1,106.1	$1,078.6	$1,140.4

Unum Group Consolidated Balance Sheets

	September 30, 2007	December 31,
		2006	2005
Assets
Investments
Fixed Maturity Securities	$35,192.4	$35,001.5	$34,856.8
Mortgage Loans	1,010.7	944.0	739.4
Real Estate	20.2	17.9	18.2
Policy Loans	3,607.3	3,429.5	3,201.4
Other Long-term Investments	110.6	122.0	122.8
Short-term Investments	1,010.0	648.4	417.9

Total Investments	40,951.2	40,163.3	39,356.5

Cash and Bank Deposits	144.6	121.3	67.1
Accounts and Premiums Receivable	1,949.2	2,057.1	1,951.6
Reinsurance Recoverable	5,233.6	5,512.2	5,609.2
Accrued Investment Income	700.2	646.8	618.7
Deferred Acquisition Costs	2,361.7	2,983.1	2,913.3
Goodwill	204.7	204.1	202.4
Other Assets	999.1	994.6	1,011.1
Other Assets - Discontinued Operations	-	112.3	107.3
Separate Account Assets	22.3	28.5	29.6

Total Assets	$52,566.6	$52,823.3	$51,866.8

Liabilities
Policy and Contract Benefits	$1,990.4	$2,220.4	$2,063.4
Reserves for Future Policy and Contract Benefits	36,289.2	35,689.4	34,041.5
Unearned Premiums	598.4	520.1	481.8
Other Policyholders’ Funds	1,846.5	2,019.1	2,235.5
Income Tax	322.8	611.7	1,002.3
Short-term Debt	175.0	-	-
Long-term Debt - Non-recourse	115.0	130.0	-
Long-term Debt - All Other	2,170.2	2,529.6	3,261.6
Other Liabilities	1,206.0	1,326.7	1,360.3
Other Liabilities - Discontinued Operations	-	29.0	26.9
Separate Account Liabilities	22.3	28.5	29.6

Total Liabilities	44,735.8	45,104.5	44,502.9

Stockholders’ Equity
Common Stock	36.3	34.4	30.1
Additional Paid-in Capital	2,506.2	2,200.0	1,627.9
Accumulated Other Comprehensive Income	398.6	612.8	1,163.5
Retained Earnings	4,943.9	4,925.8	4,610.4
Treasury Stock	(54.2)	(54.2)	(54.2)
Deferred Compensation	-	-	(13.8)

Total Stockholders’ Equity	7,830.8	7,718.8	7,363.9

Total Liabilities and Stockholders’ Equity	$52,566.6	$52,823.3	$51,866.8

Unum Group Deferred Acquisition Costs by Segment

	Unum US	Unum UK	Colonial	Other	Consolidated

Balances at December 31, 2004	$2,196.2	$154.9	$530.9	$0.5	$2,882.5
Capitalized	311.9	34.1	173.4	-	519.4
Amortized	(306.9)	(21.6)	(134.7)	(0.5)	(463.7)
Foreign Currency and Other	-	(24.9)	-	-	(24.9)

Balances at December 31, 2005	2,201.2	142.5	569.6	-	2,913.3

Capitalized	306.2	34.4	187.6	-	528.2
Amortized	(302.2)	(32.0)	(144.4)	-	(478.6)
Foreign Currency and Other	-	20.2	-	-	20.2

Balances at December 31, 2006	2,205.2	165.1	612.8	-	2,983.1

Cumulative Effect of SOP 05-1	(589.8)	(88.3)	-	-	(678.1)
Capitalized	226.0	30.2	157.4	-	413.6
Amortized	(208.3)	(36.6)	(115.2)	-	(360.1)
Foreign Currency and Other	-	3.2	-	-	3.2

Balances at September 30, 2007	$1,633.1	$73.6	$655.0	$-	$2,361.7

4.1

Unum Group Balance Sheets by Segment - September 30, 2007

	Unum US
	Group Income Protection	Group Life and Accidental Death & Dismemberment	Supplemental and Voluntary	Total Unum US	Unum UK	Colonial	Individual Income Protection - Closed Block	Corporate and Other	Consolidated
Assets
Investments	$9,902.4	$2,117.5	$5,561.7	$17,581.6	$3,524.0	$1,582.0	$12,075.3	$6,188.3	$40,951.2
Deferred Acquisition Costs	147.0	100.9	1,385.2	1,633.1	73.6	655.0	-	-	2,361.7
Goodwill	2.5	-	187.5	190.0	14.7	-	-	-	204.7
All Other	685.0	101.1	306.3	1,092.4	586.6	217.5	3,242.7	3,909.8	9,049.0

Total Assets	$10,736.9	$2,319.5	$7,440.7	$20,497.1	$4,198.9	$2,454.5	$15,318.0	$10,098.1	$52,566.6

Liabilities
Reserves and Policyholder Benefits	$8,552.6	$1,512.3	$4,995.3	$15,060.2	$2,949.9	$1,443.6	$12,555.4	$8,715.4	$40,724.5
Debt	-	-	-	-	-	-	-	2,460.2	2,460.2
All Other	252.0	8.2	376.2	636.4	168.3	152.7	(6.3)	600.0	1,551.1

Total Liabilities	8,804.6	1,520.5	5,371.5	15,696.6	3,118.2	1,596.3	12,549.1	11,775.6	44,735.8

Other Allocated Stockholders’ Equity	1,885.3	788.3	1,866.2	4,539.8	1,008.5	843.2	2,594.1	(1,638.4)	7,347.2
Unrealized Gain/Loss on Securities	47.0	10.7	203.0	260.7	72.2	15.0	174.8	(39.1)	483.6

Total Allocated Stockholders’ Equity	1,932.3	799.0	2,069.2	4,800.5	1,080.7	858.2	2,768.9	(1,677.5)	7,830.8

Total Liabilities and Allocated Stockholders’ Equity	$10,736.9	$2,319.5	$7,440.7	$20,497.1	$4,198.9	$2,454.5	$15,318.0	$10,098.1	$52,566.6

Allocated stockholders’ equity is determined on the basis of an internal allocation formula that reflects the volume and risk components of the business and aligns with the Company’s target capital levels for regulatory and rating agency purposes. This formula is modified periodically to recognize changes in the views of capital requirements.

4.2

Unum Group Balance Sheets by Segment - December 31, 2006

	Unum US
	Group Income Protection	Group Life and Accidental Death & Dismemberment	Supplemental and Voluntary	Total Unum US	Unum UK	Colonial	Individual Income Protection - Closed Block	Corporate, Other, and Discontinued Operations	Consolidated
Assets
Investments	$9,618.2	$2,272.1	$5,093.6	$16,983.9	$3,216.9	$1,524.8	$12,244.8	$6,192.9	$40,163.3
Deferred Acquisition Costs	571.9	273.1	1,360.2	2,205.2	165.1	612.8	-	-	2,983.1
Goodwill	2.5	-	187.5	190.0	14.1	-	-	-	204.1
All Other	968.4	104.6	448.7	1,521.7	508.1	217.4	3,364.7	3,860.9	9,472.8

Total Assets	$11,161.0	$2,649.8	$7,090.0	$20,900.8	$3,904.2	$2,355.0	$15,609.5	$10,053.8	$52,823.3

Liabilities
Reserves and Policyholder Benefits	$8,756.5	$1,564.8	$4,548.5	$14,869.8	$2,750.9	$1,382.5	$12,684.3	$8,761.5	$40,449.0
Debt	-	-	-	-	-	-	-	2,659.6	2,659.6
All Other	365.3	82.3	398.4	846.0	179.5	147.5	26.2	796.7	1,995.9

Total Liabilities	9,121.8	1,647.1	4,946.9	15,715.8	2,930.4	1,530.0	12,710.5	12,217.8	45,104.5

Other Allocated Stockholders’ Equity	2,012.3	973.6	1,834.5	4,820.4	899.6	791.5	2,640.0	(2,161.7)	6,989.8
Unrealized Gain/Loss on Securities	26.9	29.1	308.6	364.6	74.2	33.5	259.0	(2.3)	729.0

Total Allocated Stockholders’ Equity	2,039.2	1,002.7	2,143.1	5,185.0	973.8	825.0	2,899.0	(2,164.0)	7,718.8

Total Liabilities and Allocated Stockholders’ Equity	$11,161.0	$2,649.8	$7,090.0	$20,900.8	$3,904.2	$2,355.0	$15,609.5	$10,053.8	$52,823.3

4.3

Unum Group Financial Results by Segment

	Three Months Ended			Nine Months Ended
	9/30/2007	9/30/2006	% Change	9/30/2007	9/30/2006	% Change

Premium Income
Unum US	$1,255.3	$1,278.6	(1.8)%	$3,765.9	$3,894.0	(3.3)%
Unum UK	247.6	219.7	12.7	716.9	611.8	17.2
Colonial	227.0	212.8	6.7	675.2	624.9	8.0
Individual Income Protection - Closed Block	256.0	257.8	(0.7)	757.7	793.0	(4.5)
Other	0.6	0.1	N.M.	1.5	2.5	(40.0)

	1,986.5	1,969.0	0.9	5,917.2	5,926.2	(0.2)

Net Investment Income
Unum US	283.1	261.9	8.1	846.9	778.5	8.8
Unum UK	47.4	45.8	3.5	143.1	123.7	15.7
Colonial	25.0	23.6	5.9	74.3	69.6	6.8
Individual Income Protection - Closed Block	213.6	207.0	3.2	621.6	623.2	(0.3)
Other	24.7	28.0	(11.8)	79.7	85.1	(6.3)
Corporate	9.4	12.5	(24.8)	24.9	39.1	(36.3)

	603.2	578.8	4.2	1,790.5	1,719.2	4.1

Other Income
Unum US	32.8	27.3	20.1	102.0	80.8	26.2
Unum UK	0.7	-	N.M.	2.7	-	N.M.
Colonial	0.3	0.2	50.0	0.9	0.9	-
Individual Income Protection - Closed Block	27.5	25.5	7.8	78.6	75.7	3.8
Other	4.9	8.3	(41.0)	22.2	25.0	(11.2)
Corporate	0.4	3.5	(88.6)	1.7	9.9	(82.8)

	66.6	64.8	2.8	208.1	192.3	8.2

Total Operating Revenue
Unum US	1,571.2	1,567.8	0.2	4,714.8	4,753.3	(0.8)
Unum UK	295.7	265.5	11.4	862.7	735.5	17.3
Colonial	252.3	236.6	6.6	750.4	695.4	7.9
Individual Income Protection - Closed Block	497.1	490.3	1.4	1,457.9	1,491.9	(2.3)
Other	30.2	36.4	(17.0)	103.4	112.6	(8.2)
Corporate	9.8	16.0	(38.8)	26.6	49.0	(45.7)

	2,656.3	2,612.6	1.7	7,915.8	7,837.7	1.0

Unum Group Financial Results by Segment

	Three Months Ended			Nine Months Ended
	9/30/2007	9/30/2006	% Change	9/30/2007	9/30/2006	% Change

Benefits and Expenses
Unum US	$1,406.9	$1,741.0	(19.2)%	$4,315.8	$4,793.5	(10.0)%
Unum UK	194.7	200.0	(2.7)	608.9	559.5	8.8
Colonial	189.8	184.5	2.9	563.4	547.2	3.0
Individual Income Protection - Closed Block	467.7	495.6	(5.6)	1,363.4	1,449.3	(5.9)
Other	26.6	28.6	(7.0)	92.2	94.6	(2.5)
Corporate	45.5	65.1	(30.1)	160.9	195.3	(17.6)

	2,331.2	2,714.8	(14.1)	7,104.6	7,639.4	(7.0)

Income (Loss) from Continuing Operations Before Income Taxes and Net Realized Investment Gain (Loss)
Unum US	164.3	(173.2)	194.9	399.0	(40.2)	N.M.
Unum UK	101.0	65.5	54.2	253.8	176.0	44.2
Colonial	62.5	52.1	20.0	187.0	148.2	26.2
Individual Income Protection - Closed Block	29.4	(5.3)	N.M.	94.5	42.6	121.8
Other	3.6	7.8	(53.8)	11.2	18.0	(37.8)
Corporate	(35.7)	(49.1)	27.3	(134.3)	(146.3)	8.2

	325.1	(102.2)	N.M.	811.2	198.3	N.M.

Income Taxes (Benefit)	108.1	(33.8)	N.M.	272.6	69.9	N.M.

Income (Loss) from Continuing Operations Before Net Realized Investment Gain (Loss)	217.0	(68.4)	N.M.	538.6	128.4	N.M.

Net Realized Investment Gain (Loss)	(46.1)	4.8	N.M.	(39.4)	1.5	N.M.

Tax Expense (Benefit) on Net Realized Investment Gain (Loss)	(16.1)	1.7	N.M.	(12.7)	0.5	N.M.

Income from Discontinued Operations, net of tax	-	1.6	(100.0)	6.9	5.5	25.5

Net Income (Loss)	$187.0	$(63.7)	N.M.	$518.8	$134.9	N.M.

Note: See “Notes to Statistical Supplement” on page 16 for additional information.

5.1

Unum Group Quarterly Historical Financial Results by Segment

	9/30/07	6/30/07	3/31/07	12/31/06	9/30/06	6/30/06	3/31/06	12/31/05	9/30/05

Premium Income
Unum US	$1,255.3	$1,265.7	$1,244.9	$1,302.0	$1,278.6	$1,311.6	$1,303.8	$1,309.0	$1,293.5
Unum UK	247.6	247.0	222.3	231.0	219.7	200.7	191.4	198.2	204.0
Colonial	227.0	224.8	223.4	217.2	212.8	209.5	202.6	200.5	197.4
Individual Income Protection - Closed Block	256.0	249.4	252.3	269.8	257.8	264.2	271.0	279.3	257.6
Other	0.6	(0.2)	1.1	2.0	0.1	1.2	1.2	1.4	(0.3)

	1,986.5	1,986.7	1,944.0	2,022.0	1,969.0	1,987.2	1,970.0	1,988.4	1,952.2

Net Investment Income
Unum US	283.1	286.9	276.9	284.6	261.9	258.9	257.7	255.4	248.4
Unum UK	47.4	49.9	45.8	50.9	45.8	39.9	38.0	37.7	39.2
Colonial	25.0	24.9	24.4	24.0	23.6	23.4	22.6	24.3	23.4
Individual Income Protection - Closed Block	213.6	203.4	204.6	205.5	207.0	214.0	202.2	207.5	192.9
Other	24.7	26.9	28.1	28.1	28.0	28.4	28.7	29.1	29.5
Corporate	9.4	5.8	9.7	8.3	12.5	12.0	14.6	10.9	13.8

	603.2	597.8	589.5	601.4	578.8	576.6	563.8	564.9	547.2

Other Income
Unum US	32.8	34.5	34.7	27.7	27.3	28.1	25.4	28.6	27.8
Unum UK	0.7	0.3	1.7	0.1	-	(0.1)	0.1	-	5.7
Colonial	0.3	0.3	0.3	0.2	0.2	0.4	0.3	0.9	1.3
Individual Income Protection - Closed Block	27.5	25.8	25.3	29.4	25.5	23.9	26.3	25.0	25.7
Other	4.9	9.1	8.2	8.8	8.3	8.4	8.3	10.6	8.1
Corporate	0.4	0.7	0.6	5.8	3.5	3.0	3.4	(0.6)	3.1

	66.6	70.7	70.8	72.0	64.8	63.7	63.8	64.5	71.7

Total Operating Revenue
Unum US	1,571.2	1,587.1	1,556.5	1,614.3	1,567.8	1,598.6	1,586.9	1,593.0	1,569.7
Unum UK	295.7	297.2	269.8	282.0	265.5	240.5	229.5	235.9	248.9
Colonial	252.3	250.0	248.1	241.4	236.6	233.3	225.5	225.7	222.1
Individual Income Protection - Closed Block	497.1	478.6	482.2	504.7	490.3	502.1	499.5	511.8	476.2
Other	30.2	35.8	37.4	38.9	36.4	38.0	38.2	41.1	37.3
Corporate	9.8	6.5	10.3	14.1	16.0	15.0	18.0	10.3	16.9

	2,656.3	2,655.2	2,604.3	2,695.4	2,612.6	2,627.5	2,597.6	2,617.8	2,571.1

Unum Group Quarterly Historical Financial Results by Segment

	9/30/07	6/30/07	3/31/07	12/31/06	9/30/06	6/30/06	3/31/06	12/31/05	9/30/05
Benefits and Expenses
Unum US	$1,406.9	$1,494.8	$1,414.1	$1,478.4	$1,741.0	$1,494.1	$1,558.4	$1,489.1	$1,497.8
Unum UK	194.7	219.5	194.7	200.2	200.0	184.4	175.1	186.6	199.1
Colonial	189.8	185.1	188.5	190.9	184.5	183.4	179.3	187.0	180.1
Individual Income Protection - Closed Block	467.7	436.0	459.7	476.0	495.6	468.9	484.8	478.1	480.8
Other	26.6	31.8	33.8	32.5	28.6	32.6	33.4	36.4	28.6
Corporate	45.5	65.5	49.9	52.5	65.1	68.7	61.5	53.3	49.9

	2,331.2	2,432.7	2,340.7	2,430.5	2,714.8	2,432.1	2,492.5	2,430.5	2,436.3

Income (Loss) from Continuing Operations Before Income Taxes and Net Realized Investment Gain (Loss)
Unum US	164.3	92.3	142.4	135.9	(173.2)	104.5	28.5	103.9	71.9
Unum UK	101.0	77.7	75.1	81.8	65.5	56.1	54.4	49.3	49.8
Colonial	62.5	64.9	59.6	50.5	52.1	49.9	46.2	38.7	42.0
Individual Income Protection - Closed Block	29.4	42.6	22.5	28.7	(5.3)	33.2	14.7	33.7	(4.6)
Other	3.6	4.0	3.6	6.4	7.8	5.4	4.8	4.7	8.7
Corporate	(35.7)	(59.0)	(39.6)	(38.4)	(49.1)	(53.7)	(43.5)	(43.0)	(33.0)

	325.1	222.5	263.6	264.9	(102.2)	195.4	105.1	187.3	134.8

Income Taxes (Benefit)	108.1	75.5	89.0	(8.8)	(33.8)	68.5	35.2	54.0	38.8

Income (Loss) from Continuing Operations Before Net Realized Investment Gain (Loss)	217.0	147.0	174.6	273.7	(68.4)	126.9	69.9	133.3	96.0

Net Realized Investment Gain (Loss)	(46.1)	10.4	(3.7)	0.7	4.8	(5.8)	2.5	2.4	(71.4)

Tax Expense (Benefit) on Net Realized Investment Gain (Loss)	(16.1)	3.9	(0.5)	0.2	1.7	(2.2)	1.0	0.9	(25.1)

Income from Discontinued Operations, net of tax	-	-	6.9	1.9	1.6	1.9	2.0	2.7	2.9

Net Income (Loss)	$187.0	$153.5	$178.3	$276.1	$(63.7)	$125.2	$73.4	$137.5	$52.6

Per Common Share - Assuming Dilution

Income (Loss) from Continuing Operations	$0.52	$0.43	$0.49	$0.79	$(0.19)	$0.37	$0.22	$0.42	$0.16
Income from Discontinued Operations, net of tax	-	-	0.02	0.01	-	0.01	0.01	0.01	0.01

Net Income (Loss)	$0.52	$0.43	$0.51	$0.80	$(0.19)	$0.38	$0.23	$0.43	$0.17

Note:   See “Notes to Statistical Supplement” on page 16 for additional information.

6.1

Unum Group Financial Results for Unum US Segment

	Three Months Ended		Nine Months Ended		Year Ended
	9/30/2007	9/30/2006	9/30/2007	9/30/2006	12/31/2006	12/31/2005	12/31/2004
Operating Revenue
Premium Income	$1,255.3	$1,278.6	$3,765.9	$3,894.0	$5,196.0	$5,229.0	$5,421.6
Net Investment Income	283.1	261.9	846.9	778.5	1,063.1	998.2	965.8
Other Income	32.8	27.3	102.0	80.8	108.5	108.6	89.8

Total Operating Revenue	1,571.2	1,567.8	4,714.8	4,753.3	6,367.6	6,335.8	6,477.2

Benefits and Expenses
Benefits and Change in Reserves for Future Benefits	1,042.8	1,359.4	3,227.4	3,644.6	4,752.1	4,419.3	4,614.4
Commissions	124.3	121.4	377.4	380.0	505.2	501.6	538.3
Deferral of Acquisition Costs	(76.2)	(71.8)	(226.0)	(228.2)	(306.2)	(311.9)	(346.0)
Amortization of Deferred Acquisition Costs	70.7	73.4	208.3	230.3	302.2	306.9	286.3
Other Expenses	245.3	258.6	728.7	766.8	1,018.6	1,032.2	1,048.7

Total Benefits and Expenses	1,406.9	1,741.0	4,315.8	4,793.5	6,271.9	5,948.1	6,141.7

Operating Income (Loss) Before Income Taxes and Net Realized Investment Gains and Losses	$164.3	$(173.2)	$399.0	$(40.2)	$95.7	$387.7	$335.5

Operating Ratios
Benefit Ratio	83.1%	106.3%	85.7%	93.6%	91.5%	84.5%	85.1%
Other Expense Ratio	19.5%	20.2%	19.3%	19.7%	19.6%	19.7%	19.3%
Before-tax Profit (Loss) Margin	13.1%	(13.5)%	10.6%	(1.0)%	1.8%	7.4%	6.2%

Operating Income (Loss) Before Income Taxes and Net Realized Investment Gains and Losses, as Reported	$164.3	$(173.2)	$399.0	$(40.2)	$95.7	$387.7	$335.5
Settlement Agreements Claim Reassessment - Reserve Charge	-	(276.4)	(76.5)	(349.2)	(349.2)	(29.6)	(80.8)
Settlement Agreements Claim Reassessment - Other Expense Charge	-	(15.0)	10.3	(15.0)	(15.0)	(11.1)	(37.6)

Operating Income Before Income Taxes and Net Realized Investment Gains and Losses, as Adjusted	$164.3	$118.2	$465.2	$324.0	$459.9	$428.4	$453.9

Operating Ratios, as Adjusted
Benefit Ratio	83.1%	84.7%	83.7%	84.6%	84.7%	83.9%	83.6%
Other Expense Ratio	19.5%	19.1%	19.6%	19.3%	19.3%	19.5%	18.6%
Before-tax Profit Margin	13.1%	9.2%	12.4%	8.3%	8.9%	8.2%	8.4%

See “Notes to Statistical Supplement” on page 16 for additional information.

Unum Group Financial Results for Unum US Group Income Protection

	Three Months Ended		Nine Months Ended		Year Ended
	9/30/2007	9/30/2006	9/30/2007	9/30/2006	12/31/2006	12/31/2005	12/31/2004

Operating Revenue
Premium Income
Group Long-term Income Protection	$470.3	$484.4	$1,422.4	$1,459.5	$1,953.3	$1,961.6	$2,028.6
Group Short-term Income Protection	123.0	131.3	370.3	398.9	530.2	566.3	616.1

Total Premium Income	593.3	615.7	1,792.7	1,858.4	2,483.5	2,527.9	2,644.7
Net Investment Income	160.3	149.6	481.1	453.5	621.9	605.7	595.8
Other Income	24.4	20.7	73.7	61.7	82.3	80.3	69.6

Total Operating Revenue	778.0	786.0	2,347.5	2,373.6	3,187.7	3,213.9	3,310.1

Benefits and Expenses
Benefits and Change in Reserves for Future Benefits	546.4	858.4	1,738.7	2,114.9	2,702.5	2,397.7	2,533.1
Commissions	40.5	42.1	127.4	132.8	175.8	175.1	199.0
Deferral of Acquisition Costs	(14.7)	(15.4)	(45.2)	(48.4)	(64.5)	(64.6)	(77.1)
Amortization of Deferred Acquisition Costs	16.4	21.8	49.6	65.6	86.4	92.2	93.5
Other Expenses	139.0	154.1	413.3	444.9	588.6	582.5	619.6

Total Benefits and Expenses	727.6	1,061.0	2,283.8	2,709.8	3,488.8	3,182.9	3,368.1

Operating Income (Loss) Before Income Taxes and Net Realized Investment Gains and Losses	$50.4	$(275.0)	$63.7	$(336.2)	$(301.1)	$31.0	$(58.0)

Operating Ratios
Benefit Ratio	92.1%	139.4%	97.0%	113.8%	108.8%	94.8%	95.8%
Other Expense Ratio	23.4%	25.0%	23.1%	23.9%	23.7%	23.0%	23.4%
Before-tax Profit (Loss) Margin	8.5%	(44.7)%	3.6%	(18.1)%	(12.1)%	1.2%	(2.2)%

Premium Persistency:
Group Long-term Income Protection			84.9%	87.5%	87.8%	84.8%	84.8%
Group Short-term Income Protection			75.5%	85.3%	85.6%	79.6%	80.6%

Case Persistency:
Group Long-term Income Protection			88.1%	86.9%	87.4%	87.2%	86.3%
Group Short-term Income Protection			87.1%	85.8%	86.2%	85.6%	84.3%

7.1

Unum Group Financial Results for Unum US Group Income Protection - Continued

	Three Months Ended		Nine Months Ended		Year Ended
	9/30/2007	9/30/2006	9/30/2007	9/30/2006	12/31/2006	12/31/2005	12/31/2004

Operating Income (Loss) Before Income Taxes and Net Realized Investment Gains and Losses, as Reported	$50.4	$(275.0)	$63.7	$(336.2)	$(301.1)	$31.0	$(58.0)
Settlement Agreements Claim Reassessment - Reserve Charge	-	(276.4)	(76.5)	(349.2)	(349.2)	(27.3)	(80.2)
Settlement Agreements Claim Reassessment - Other Expense Charge	-	(15.0)	10.3	(15.0)	(15.0)	(10.1)	(36.5)

Operating Income Before Income Taxes and Net Realized Investment Gains and Losses, as Adjusted	$50.4	$16.4	$129.9	$28.0	$63.1	$68.4	$58.7

Operating Ratios, as Adjusted
Benefit Ratio	92.1%	94.5%	92.7%	95.0%	94.8%	93.8%	92.7%
Other Expense Ratio	23.4%	22.6%	23.6%	23.1%	23.1%	22.6%	22.0%
Before-tax Profit Margin	8.5%	2.7%	7.2%	1.5%	2.5%	2.7%	2.2%

See “Notes to Statistical Supplement” on page 16 for additional information.

7.2

Unum Group Financial Results for Unum US Group Life and Accidental Death and Dismemberment

	Three Months Ended		Nine Months Ended		Year Ended
	9/30/2007	9/30/2006	9/30/2007	9/30/2006	12/31/2006	12/31/2005	12/31/2004
Operating Revenue
Premium Income
Group Life	$276.4	$294.5	$834.3	$937.1	$1,248.1	$1,306.8	$1,441.0
Accidental Death & Dismemberment	33.2	36.1	97.7	113.8	151.6	156.4	182.4

Total Premium Income	309.6	330.6	932.0	1,050.9	1,399.7	1,463.2	1,623.4
Net Investment Income	32.9	35.4	102.4	105.7	141.3	151.9	147.9
Other Income (Loss)	0.7	0.1	1.9	-	-	2.0	(0.6)

Total Operating Revenue	343.2	366.1	1,036.3	1,156.6	1,541.0	1,617.1	1,770.7

Benefits and Expenses
Benefits and Change in Reserves for Future Benefits	223.7	251.6	688.7	802.4	1,067.3	1,111.9	1,244.3
Commissions	21.2	21.0	66.3	67.1	90.1	97.8	106.2
Deferral of Acquisition Costs	(8.7)	(9.0)	(26.3)	(28.7)	(37.7)	(42.7)	(47.0)
Amortization of Deferred Acquisition Costs	9.9	16.1	29.1	48.8	65.0	73.0	67.0
Other Expenses	40.9	43.4	121.4	135.3	178.3	188.3	186.8

Total Benefits and Expenses	287.0	323.1	879.2	1,024.9	1,363.0	1,428.3	1,557.3

Operating Income Before Income Taxes and Net Realized Investment Gains and Losses	$56.2	$43.0	$157.1	$131.7	$178.0	$188.8	$213.4

Operating Ratios
Benefit Ratio	72.3%	76.1%	73.9%	76.4%	76.3%	76.0%	76.6%
Other Expense Ratio	13.2%	13.1%	13.0%	12.9%	12.7%	12.9%	11.5%
Before-tax Profit Margin	18.2%	13.0%	16.9%	12.5%	12.7%	12.9%	13.1%

Premium Persistency:
Group Life			79.3%	80.3%	81.2%	78.3%	84.0%
Accidental Death & Dismemberment			79.6%	82.5%	82.8%	76.9%	80.3%

Case Persistency:
Group Life			87.2%	86.5%	86.9%	86.3%	84.7%
Accidental Death & Dismemberment			87.6%	86.6%	87.0%	86.4%	84.8%

7.3

Unum Group Financial Results for Unum US Supplemental and Voluntary

	Three Months Ended		Nine Months Ended		Year Ended
	9/30/2007	9/30/2006	9/30/2007	9/30/2006	12/31/2006	12/31/2005	12/31/2004
Operating Revenue
Premium Income
Individual Income Protection - Recently Issued	$115.1	$111.2	$343.5	$332.6	$438.5	$425.1	$415.6
Long-term Care	135.5	124.1	395.8	365.9	492.4	473.2	444.5
Voluntary Workplace Benefits	101.8	97.0	301.9	286.2	381.9	339.6	293.4

Total Premium Income	352.4	332.3	1,041.2	984.7	1,312.8	1,237.9	1,153.5
Net Investment Income	89.9	76.9	263.4	219.3	299.9	240.6	222.1
Other Income	7.7	6.5	26.4	19.1	26.2	26.3	20.8

Total Operating Revenue	450.0	415.7	1,331.0	1,223.1	1,638.9	1,504.8	1,396.4

Benefits and Expenses
Benefits and Change in Reserves for Future Benefits	272.7	249.4	800.0	727.3	982.3	909.7	837.0
Commissions	62.6	58.3	183.7	180.1	239.3	228.7	233.1
Deferral of Acquisition Costs	(52.8)	(47.4)	(154.5)	(151.1)	(204.0)	(204.6)	(221.9)
Amortization of Deferred Acquisition Costs	44.4	35.5	129.6	115.9	150.8	141.7	125.8
Other Expenses	65.4	61.1	194.0	186.6	251.7	261.4	242.3

Total Benefits and Expenses	392.3	356.9	1,152.8	1,058.8	1,420.1	1,336.9	1,216.3

Operating Income Before Income Taxes and Net Realized Investment Gains and Losses	$57.7	$58.8	$178.2	$164.3	$218.8	$167.9	$180.1

Operating Ratios
Benefit Ratios
Individual Income Protection - Recently Issued	58.6%	57.6%	57.9%	56.9%	58.0%	57.5%	57.7%
Long-term Care	106.9%	101.4%	106.5%	98.4%	99.2%	93.0%	88.8%
Voluntary Workplace Benefits	59.2%	61.4%	59.4%	62.2%	62.7%	66.3%	69.0%
Other Expense Ratio	18.6%	18.4%	18.6%	18.9%	19.2%	21.1%	21.0%
Before-tax Profit Margin	16.4%	17.7%	17.1%	16.7%	16.7%	13.6%	15.6%

Interest Adjusted Loss Ratios
Individual Income Protection - Recently Issued	42.6%	43.1%	42.4%	42.8%	43.5%	44.4%	46.1%
Long-term Care	79.8%	74.8%	78.5%	72.7%	73.1%	70.9%	70.8%

7.4

Unum Group Financial Results for Unum US Supplemental and Voluntary - Continued

	Three Months Ended		Nine Months Ended		Year Ended
	9/30/2007	9/30/2006	9/30/2007	9/30/2006	12/31/2006	12/31/2005	12/31/2004
Premium Persistency:
Individual Income Protection - Recently Issued			90.9%	90.4%	90.5%	89.6%	90.7%
Long-term Care			94.9%	95.4%	95.3%	95.8%	95.5%
Voluntary Workplace Benefits			78.3%	81.1%	80.9%	81.1%	81.0%

Operating Income Before Income Taxes and Net Realized Investment Gains and Losses, as Reported	$57.7	$58.8	$178.2	$164.3	$218.8	$167.9	$180.1
Settlement Agreements Claim Reassessment - Reserve Charge	-	-	-	-	-	(2.3)	(0.6)
Settlement Agreements Claim Reassessment - Other Expense Charge	-	-	-	-	-	(1.0)	(1.1)

Operating Income Before Income Taxes and Net Realized Investment Gains and Losses, as Adjusted	$57.7	$58.8	$178.2	$164.3	$218.8	$171.2	$181.8

Operating Ratios, as Adjusted
Benefit Ratios
Individual Income Protection - Recently Issued	58.6%	57.6%	57.9%	56.9%	58.0%	57.0%	57.6%
Long-term Care	106.9%	101.4%	106.5%	98.4%	99.2%	93.0%	88.8%
Voluntary Workplace Benefits	59.2%	61.4%	59.4%	62.2%	62.7%	66.3%	69.0%
Other Expense Ratio	18.6%	18.4%	18.6%	18.9%	19.2%	21.0%	20.9%
Before-tax Profit Margin	16.4%	17.7%	17.1%	16.7%	16.7%	13.8%	15.8%

Interest Adjusted Loss Ratios, as Adjusted
Individual Income Protection - Recently Issued	42.6%	43.1%	42.4%	42.8%	43.5%	43.8%	46.0%
Long-term Care	79.8%	74.8%	78.5%	72.7%	73.1%	70.9%	70.8%

See “Notes to Statistical Supplement” on page 16 for additional information.

7.5

Unum Group Financial Results for Unum UK Segment

	Three Months Ended		Nine Months Ended		Year Ended
	9/30/2007	9/30/2006	9/30/2007	9/30/2006	12/31/2006	12/31/2005	12/31/2004
Operating Revenue
Premium Income
Group Long-term Income Protection	$192.4	$169.5	$561.6	$467.2	$638.9	$582.9	$501.8
Group Life	45.3	41.9	127.0	120.6	171.0	164.1	117.9
Individual Income Protection	9.9	8.3	28.3	24.0	32.9	38.3	39.4

Total Premium Income	247.6	219.7	716.9	611.8	842.8	785.3	659.1
Net Investment Income	47.4	45.8	143.1	123.7	174.6	154.2	139.6
Other Income	0.7	-	2.7	-	0.1	6.1	3.1

Total Operating Revenue	295.7	265.5	862.7	735.5	1,017.5	945.6	801.8

Benefits and Expenses
Benefits and Change in Reserves for Future Benefits	132.0	147.6	421.4	414.5	553.5	545.8	464.5
Commissions	16.0	13.8	49.3	36.9	49.7	56.4	48.9
Deferral of Acquisition Costs	(10.5)	(8.4)	(30.2)	(25.6)	(34.4)	(34.1)	(37.7)
Amortization of Deferred Acquisition Costs	12.4	6.0	36.6	17.0	32.0	21.6	19.2
Other Expenses	44.8	41.0	131.8	116.7	158.9	168.2	155.6

Total Benefits and Expenses	194.7	200.0	608.9	559.5	759.7	757.9	650.5

Operating Income Before Income Taxes and Net Realized Investment Gains and Losses	$101.0	$65.5	$253.8	$176.0	$257.8	$187.7	$151.3

Operating Ratios
Benefit Ratio	53.3%	67.2%	58.8%	67.8%	65.7%	69.5%	70.5%
Other Expense Ratio	18.1%	18.7%	18.4%	19.1%	18.9%	21.4%	23.6%
Before-tax Profit Margin	40.8%	29.8%	35.4%	28.8%	30.6%	23.9%	23.0%

Premium Persistency:
Group Long-term Income Protection			88.0%	90.4%	90.4%	94.2%	92.1%
Group Life			71.0%	69.0%	69.1%	86.3%	83.0%
Individual Income Protection			87.9%	88.1%	88.2%	88.4%	86.7%

Operating Income Before Income Taxes and Net Realized Investment Gains and Losses, as Reported	$101.0	$65.5	$253.8	$176.0	$257.8	$187.7	$151.3
Gain on Sale of Netherlands Branch	-	-	-	-	-	5.7	-

Operating Income Before Income Taxes and Net Realized Investment Gains and Losses, as Adjusted	$101.0	$65.5	$253.8	$176.0	$257.8	$182.0	$151.3

Operating Ratio, as Adjusted
Before-tax Profit Margin	40.8%	29.8%	35.4%	28.8%	30.6%	23.2%	23.0%

See “Notes to Statistical Supplement” on page 16 for additional information.

Unum Group Financial Results for Colonial Segment

	Three Months Ended		Nine Months Ended		Year Ended
	9/30/2007	9/30/2006	9/30/2007	9/30/2006	12/31/2006	12/31/2005	12/31/2004
Operating Revenue
Premium Income
Income Protection	$141.7	$134.3	$421.9	$396.9	$533.3	$508.9	$486.2
Life	35.6	33.2	106.5	95.7	130.5	114.0	106.9
Cancer and Critical Illness	49.7	45.3	146.8	132.3	178.3	164.1	147.9

Total Premium Income	227.0	212.8	675.2	624.9	842.1	787.0	741.0
Net Investment Income	25.0	23.6	74.3	69.6	93.6	96.0	94.5
Other Income	0.3	0.2	0.9	0.9	1.1	4.4	2.3

Total Operating Revenue	252.3	236.6	750.4	695.4	936.8	887.4	837.8

Benefits and Expenses
Benefits and Change in Reserves for Future Benefits	110.4	112.0	326.4	327.9	441.4	433.2	408.3
Commissions	50.7	45.0	149.8	137.8	184.9	170.7	173.9
Deferral of Acquisition Costs	(52.5)	(47.3)	(157.4)	(139.0)	(187.6)	(173.4)	(173.7)
Amortization of Deferred Acquisition Costs	38.1	36.5	115.2	106.4	144.4	134.7	131.2
Other Expenses	43.1	38.3	129.4	114.1	155.0	154.1	142.5

Total Benefits and Expenses	189.8	184.5	563.4	547.2	738.1	719.3	682.2

Operating Income Before Income Taxes and Net Realized Investment Gains and Losses	$62.5	$52.1	$187.0	$148.2	$198.7	$168.1	$155.6

Operating Ratios
Benefit Ratio	48.6%	52.6%	48.3%	52.5%	52.4%	55.0%	55.1%
Other Expense Ratio	19.0%	18.0%	19.2%	18.3%	18.4%	19.6%	19.2%
Before-tax Profit Margin	27.5%	24.5%	27.7%	23.7%	23.6%	21.4%	21.0%

Premium Persistency:
Income Protection			76.0%	75.0%	74.9%	75.3%	75.6%
Life			82.9%	85.0%	84.2%	84.1%	84.1%
Cancer and Critical Illness			83.8%	82.5%	82.3%	83.2%	82.6%

Unum Group Financial Results for Individual Income Protection - Closed Block Segment

	Three Months Ended		Nine Months Ended		Year Ended
	9/30/2007	9/30/2006	9/30/2007	9/30/2006	12/31/2006	12/31/2005	12/31/2004
Operating Revenue
Premium Income	$256.0	$257.8	$757.7	$793.0	$1,062.8	$1,011.7	$986.6
Net Investment Income	213.6	207.0	621.6	623.2	828.7	770.0	799.1
Other Income	27.5	25.5	78.6	75.7	105.1	95.2	100.3

Total Operating Revenue	497.1	490.3	1,457.9	1,491.9	1,996.6	1,876.9	1,886.0

Benefits and Expenses
Benefits and Change in Reserves for Future Benefits	415.6	442.6	1,209.6	1,288.0	1,709.7	1,562.7	1,618.9
Commissions	17.8	18.3	52.5	57.7	76.2	74.9	76.3
Impairment of Intangible Assets	-	-	-	-	-	-	856.4
Other Expenses	34.3	34.7	101.3	103.6	139.4	159.4	157.2

Total Benefits and Expenses	467.7	495.6	1,363.4	1,449.3	1,925.3	1,797.0	2,708.8

Operating Income (Loss) Before Income Taxes and Net Realized Investment Gains and Losses	$29.4	$(5.3)	$94.5	$42.6	$71.3	$79.9	$(822.8)

Operating Ratios
Interest Adjusted Loss Ratio	92.4%	106.2%	91.5%	98.5%	97.3%	89.3%	93.4%
Premium Persistency			94.4%	94.3%	94.4%	94.5%	94.5%

Operating Income (Loss) Before Income Taxes and Net Realized Investment Gains and Losses, as Reported	$29.4	$(5.3)	$94.5	$42.6	$71.3	$79.9	$(822.8)
Settlement Agreements Claim Reassessment - Reserve Charge	-	(34.0)	10.7	(47.2)	(47.2)	(23.1)	(3.7)
Settlement Agreements Claim Reassessment - Other Expense Charge	-	-	2.5	-	-	(11.2)	(4.9)
Individual Income Protection - Closed Block Restructuring - Reserve Charge	-	-	-	-	-	-	(110.6)
Individual Income Protection - Closed Block Restructuring - Intangible Asset Impairment Charge	-	-	-	-	-	-	(856.4)

Operating Income Before Income Taxes and Net Realized Investment Gains and Losses, as Adjusted	$29.4	$28.7	$81.3	$89.8	$118.5	$114.2	$152.8

Interest Adjusted Loss Ratio, as Adjusted	92.4%	93.0%	92.9%	92.5%	92.9%	87.3%	87.5%

See “Notes to Statistical Supplement” on page 16 for additional information.

Unum Group Financial Results for Other Segment

	Three Months Ended		Nine Months Ended		Year Ended
	9/30/2007	9/30/2006	9/30/2007	9/30/2006	12/31/2006	12/31/2005	12/31/2004
Operating Revenue
Premium Income	$0.6	$0.1	$1.5	$2.5	$4.5	$2.6	$31.3
Net Investment Income	24.7	28.0	79.7	85.1	113.2	120.5	127.3
Other Income	4.9	8.3	22.2	25.0	33.8	36.0	31.2

Total Operating Revenue	30.2	36.4	103.4	112.6	151.5	159.1	189.8

Benefits and Expenses
Benefits and Change in Reserves for Future Benefits	25.5	27.3	87.7	89.3	120.5	122.2	142.3
Commissions	0.4	0.4	1.5	1.1	3.0	1.1	4.9
Deferral of Acquisition Costs	-	-	-	-	-	-	0.1
Amortization of Deferred Acquisition Costs	-	-	-	-	-	0.5	-
Other Expenses	0.7	0.9	3.0	4.2	3.6	5.3	13.3

Total Benefits and Expenses	26.6	28.6	92.2	94.6	127.1	129.1	160.6

Operating Income Before Income Taxes and Net Realized Investment Gains and Losses	$3.6	$7.8	$11.2	$18.0	$24.4	$30.0	$29.2

Unum Group Financial Results for Corporate Segment

	Three Months Ended		Nine Months Ended		Year Ended
	9/30/2007	9/30/2006	9/30/2007	9/30/2006	12/31/2006	12/31/2005	12/31/2004
Operating Revenue
Net Investment Income	$9.4	$12.5	$24.9	$39.1	$47.4	$49.4	$32.4
Other Income	0.4	3.5	1.7	9.9	15.7	11.8	33.6

Total Operating Revenue	9.8	16.0	26.6	49.0	63.1	61.2	66.0

Benefits and Expenses
Interest and Debt Expense - Non-recourse Debt	1.9	-	5.7	-	1.3	-	-
Interest and Debt Expense - All Other Debt	42.0	44.2	128.6	146.0	190.5	208.0	207.1
Cost Related to Early Retirement of Debt	-	-	3.2	23.1	25.8	-	-
Unallocated Expenses	1.6	20.9	23.4	26.2	30.2	6.0	12.6

Total Benefits and Expenses	45.5	65.1	160.9	195.3	247.8	214.0	219.7

Operating Loss Before Income Taxes and Net Realized Investment Gains and Losses	$(35.7)	$(49.1)	$(134.3)	$(146.3)	$(184.7)	$(152.8)	$(153.7)

Operating Loss Before Income Taxes and Net Realized Investment Gains and Losses, as Reported	$(35.7)	$(49.1)	$(134.3)	$(146.3)	$(184.7)	$(152.8)	$(153.7)
Broker Compensation Settlement	-	(18.5)	-	(18.5)	(18.5)	-	-
Interest on Federal Income Tax Refund	-	-	-	-	2.6	-	-
Cost Related to Early Retirement of Debt	-	-	-	(23.1)	(25.8)	-	-

Operating Loss Before Income Taxes and Net Realized Investment Gains and Losses, as Adjusted	$(35.7)	$(30.6)	$(134.3)	$(104.7)	$(143.0)	$(152.8)	$(153.7)

See “Notes to Statistical Supplement” on page 16 for additional information.

Unum Group Reserves

	September 30, 2007
	Gross						Total Reinsurance Ceded	Total Net
	Policy Reserves	%	Claim Reserves		%	Total
			Incurred	IBNR

Group Income Protection	$-	-%	$7,748.3	$605.1	33.8%	$8,353.4	$94.9	$8,258.5
Group Life and Accidental Death & Dismemberment	74.4	0.6	758.3	179.1	3.8	1,011.8	2.3	1,009.5
Individual Income Protection - Recently Issued	455.1	3.5	795.9	72.2	3.5	1,323.2	78.2	1,245.0
Long-term Care	2,367.6	18.0	237.5	32.3	1.1	2,637.4	51.2	2,586.2
Voluntary Workplace Benefits	834.2	6.4	18.4	34.1	0.2	886.7	14.2	872.5

Unum US Segment	3,731.3	28.5	9,558.4	922.8	42.4	14,212.5	240.8	13,971.7

Unum UK Segment	31.6	0.2	2,459.5	279.5	11.1	2,770.6	155.6	2,615.0

Colonial Segment	1,070.9	8.2	241.8	104.8	1.4	1,417.5	34.6	1,382.9

Individual Income Protection - Closed Block Segment	1,699.9	12.9	9,972.0	390.7	41.9	12,062.6	1,374.8	10,687.8

Other Segment	6,594.1	50.2	528.6	277.8	3.2	7,400.5	5,840.9	1,559.6

Subtotal, Excluding Unrealized Adjustment	$13,127.8	100.0%	$22,760.3	$1,975.6	100.0%	$37,863.7	$7,646.7	30,217.0

Unrealized Adjustment to Reserves for Unrealized Investment Gains								415.9

Consolidated								$30,632.9

The decrease in the Unum US segment and Individual Income Protection - Closed Block segment IBNR from December 31, 2006 is due to the release of reserves to cover costs for the multistate market conduct examination settlement agreements and the California settlement agreement and related matters and a slight decline in insured lives in the group income protection, group life, and accidental death and dismemberment lines of business. Offsetting the release for Unum US group income protection is the second quarter of 2007 claim reassessment revision to increase reserves $76.5 million.

The increase in Unum US Policy and Claim Reserves Incurred from December 31, 2006 is due to growth in the disabled life reserves in the Unum US group income protection line of business and growth in the active life reserves for the Unum US long-term care and individual income protection - recently issued lines of business.

Unum Group Reserves

	December 31, 2006
	Gross						Total Reinsurance Ceded	Total Net
	Policy Reserves	%	Claim Reserves		%	Total
			Incurred	IBNR
Group Income Protection	$-	-%	$7,563.0	$790.3	34.3%	$8,353.3	$101.5	$8,251.8
Group Life and Accidental Death & Dismemberment	63.1	0.5	736.5	202.2	3.9	1,001.8	2.7	999.1
Individual Income Protection - Recently Issued	431.8	3.4	718.9	71.5	3.3	1,222.2	76.7	1,145.5
Long-term Care	2,067.2	16.4	195.0	31.6	0.9	2,293.8	57.1	2,236.7
Voluntary Workplace Benefits	787.9	6.2	22.3	36.3	0.2	846.5	13.3	833.2

Unum US Segment	3,350.0	26.5	9,235.7	1,131.9	42.6	13,717.6	251.3	13,466.3

Unum UK Segment	28.9	0.2	2,252.8	286.4	10.4	2,568.1	142.4	2,425.7

Colonial Segment	1,021.3	8.1	234.5	100.8	1.4	1,356.6	36.7	1,319.9

Individual Income Protection - Closed Block Segment	1,777.8	14.1	9,794.9	443.9	42.1	12,016.6	1,498.7	10,517.9

Other Segment	6,444.3	51.1	561.4	282.1	3.5	7,287.8	5,686.4	1,601.4

Subtotal, Excluding Unrealized Adjustment	$12,622.3	100.0%	$22,079.3	$2,245.1	100.0%	$36,946.7	$7,615.5	29,331.2

Unrealized Adjustment to Reserves for Unrealized Investment Gains								963.1

Consolidated								$30,294.3

13.1

Unum Group Investment Fact Sheet at September 30, 2007

Bonds (Fair Value)	9/30/2007		Selected Statistics	9/30/07	6/30/07

Public	$21,607.8	62.1%	Portfolio Yield (2)	6.70%	6.69%
Mortgage-backed Securities	4,176.6	12.0	Average Duration	8.36	8.61
Private Placements	3,835.7	11.0	Average Credit Quality	A	A
High Yield	2,187.1	6.3
Government Securities	3,146.5	9.0
Municipal Securities	42.6	0.1
Derivatives Hedging
Available-for-Sale	(168.6)	(0.5)

Total (1)	$34,827.7	100.0%

Quality Ratings of Bonds	Book Value	Fair Value	Schedule BA and Non-Current

Aaa	22.7%	22.7%	Total Non-Current Investments	$16.2	$14.9
Aa	8.6	8.5	Total Schedule BA Assets	$107.2	$112.8
A	25.0	24.8
Baa	37.2	37.7
Below Baa	6.5	6.3

Total	100.0%	100.0%

(1) Excludes DIG Issue B36 embedded derivatives, which at September 30, 2007 had a fair value of $(32.8) million.

(2) Bond equivalent yield is a book value and duration weighted average of the yield on the fixed income securities in the portfolio.

Unum Group Investment Fact Sheet at September 30, 2007

Fixed Maturity Bonds - By Industry Classification - Unrealized Gain/Loss

Classification	Fair Value (1)	Net Unrealized Gain (Loss)	Fair Value of Bonds with Gross Unrealized Loss	Gross Unrealized Loss	Fair Value of Bonds with Gross Unrealized Gain	Gross Unrealized Gain
Basic Industry	$2,314.1	$33.4	$1,069.4	$51.9	$1,244.7	$85.3
Canadian	290.7	57.0	-	-	290.7	57.0
Capital Goods	2,568.1	85.7	1,008.7	54.1	1,559.4	139.8
Communications	2,472.5	89.9	1,003.7	72.1	1,468.8	162.0
Consumer Cyclical	1,402.5	(0.8)	750.2	47.1	652.3	46.3
Consumer Non-Cyclical	4,152.3	38.2	2,012.3	109.8	2,140.0	148.0
Derivatives Hedging Available-for-Sale	(168.6)	(170.5)	(251.6)	251.6	83.0	81.1
Energy (Oil & Gas)	2,464.0	168.5	536.4	24.2	1,927.6	192.7
Financial Institutions	3,514.8	(86.0)	2,770.5	144.5	744.3	58.5
Mortgage/Asset-Backed	4,176.6	166.5	961.6	14.3	3,215.0	180.8
Sovereigns	966.2	33.9	576.1	15.7	390.1	49.6
Technology	532.4	8.0	298.4	13.8	234.0	21.8
Transportation	976.1	51.8	335.2	14.5	640.9	66.3
U.S. Government Agencies and Municipalities	2,320.6	(9.2)	1,359.1	115.2	961.5	106.0
Utilities	6,845.4	126.0	3,596.4	173.2	3,249.0	299.2

Total	$34,827.7	$592.4	$16,026.4	$1,102.0	$18,801.3	$1,694.4

Gross Unrealized Loss on Fixed Maturity Bonds By Length of Time in Unrealized Loss Position

	Investment-Grade		Below-Investment-Grade
Category	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss
Less than 91 days	$643.3	$11.2	$227.0	$5.2
91 through 180 days	2,969.2	66.5	394.9	12.7
181 through 270 days	1,132.7	41.9	49.1	5.1
271 days to 1 year	1,335.9	45.4	38.7	5.0
Greater than 1 year	8,730.1	828.5	505.5	80.5

Total	$14,811.2	$993.5	$1,215.2	$108.5

(1) Excludes DIG Issue B36 embedded derivatives, which at September 30, 2007 had a fair value of $(32.8) million.

14.1

Unum Group Statutory Capital and Surplus

	As of September 30, 2007			As of December 31, 2006
	Capital and Surplus	AVR	Capital and Surplus + AVR	Capital and Surplus + AVR

Provident Life and Accident	$1,015.1	$72.7	$1,087.8	$1,189.8

Unum Life of America	1,738.7	123.9	1,862.6	1,682.4

Paul Revere Life (1)	1,041.2	38.1	1,079.3	1,070.5

Colonial Life & Accident	380.8	16.1	396.9	382.8

Provident Life and Casualty	102.6	2.6	105.2	102.2

First Unum Life	198.0	7.6	205.6	188.8

Paul Revere Variable (1)	113.0	1.1	114.1	110.4

(1) Capital and Surplus of Paul Revere Variable is included in Paul Revere Life

Unum Group Statutory Operating Results - September 30, 2007

	Nine Months Ended
	Net Gain from Operations After Tax				Net Income
	Before Infrequent or Unusual Items	Claim Reassessment Charge	Total	Net Realized Investment Losses After Tax and Transfers to IMR	Before Infrequent or Unusual Items	Claim Reassessment Charge	Total

Provident Life and Accident	$162.8	$2.5	$165.3	$(14.4)	$148.4	$2.5	$150.9

Unum Life of America	221.6	(50.5)	171.1	(50.3)	171.3	(50.5)	120.8

Paul Revere Life	115.8	5.2	121.0	(8.4)	107.4	5.2	112.6

Colonial Life & Accident	85.4	-	85.4	(0.1)	85.3	-	85.3

Provident Life and Casualty	15.8	0.6	16.4	-	15.8	0.6	16.4

First Unum Life	16.2	(0.1)	16.1	(0.3)	15.9	(0.1)	15.8

Paul Revere Variable	5.4	-	5.4	-	5.4	-	5.4

Total	$623.0	$(42.3)	$580.7	$(73.5)	$549.5	$(42.3)	$507.2

	Three Months Ended
	Net Gain from Operations After tax	Net Realized Investment Losses After Tax and Transfers to IMR	Net Income

Provident Life and Accident	$97.5	$(9.3)	$88.2

Unum Life of America	103.6	(0.5)	103.1

Paul Revere Life	52.1	(11.2)	40.9

Colonial Life & Accident	31.3	(0.1)	31.2

Provident Life and Casualty	8.4	-	8.4

First Unum Life	2.5	(0.2)	2.3

Paul Revere Variable	1.8	-	1.8

Total	$297.2	$(21.3)	$275.9

Note: Statutory results are reported in conformity with statutory accounting principles as prescribed by the National Association of Insurance Commissioners and adopted by the applicable state laws. Unum Group implemented a new reserve valuation system for its individual disability reserves during the third quarter of 2007, effective January 1, 2007. The new system establishes active life and claim reserves and incurred but not reported (IBNR) and in course of settlement (ICOS) claim liabilities using revised assumptions based on current experience, minimum reserving requirements, and specified valuation methodologies. The change in the active life and claim reserves was reported as a change in valuation basis and was recorded directly to statutory surplus rather than as a part of the reserve change recognized in the summary of operations. The change in the IBNR and ICOS claim liabilities was recognized as a reserve change in the summary of operations. The implementation increased the third quarter of 2007 net gain from operations after tax and net income $114.9 million.

15.1

Unum Group Statutory Operating Results - September 30, 2006

	Nine Months Ended
	Net Gain (Loss) from Operations After Tax			Net Realized Capital Gains (Losses) After Tax and Transfers to IMR	Net Income (Loss)
	Before Infrequent or Unusual Items	Claim Reassessment Charge	Total

Provident Life and Accident	$71.0	$(11.2)	$59.8	$(12.2)	$47.6

Unum Life of America	229.8	(273.8)	(44.0)	(29.8)	(73.8)

Paul Revere Life	87.2	(11.6)	75.6	(13.3)	62.3

Colonial Life & Accident	74.3	-	74.3	0.7	75.0

Provident Life and Casualty	8.7	(1.8)	6.9	(1.2)	5.7

First Unum Life	20.6	(19.5)	1.1	(0.1)	1.0

Paul Revere Variable	6.0	-	6.0	0.5	6.5

Total	$497.6	$(317.9)	$179.7	$(55.4)	$124.3

	Three Months Ended
	Net Gain (Loss) from Operations After Tax			Net Realized Capital Gains (Losses) After Tax and Transfers to IMR	Net Income (Loss)
	Before Infrequent or Unusual Items	Claim Reassessment Charge	Total

Provident Life and Accident	$14.1	$(9.1)	$5.0	$(0.7)	$4.3

Unum Life of America	78.2	(213.5)	(135.3)	1.1	(134.2)

Paul Revere Life	29.7	(8.4)	21.3	0.6	21.9

Colonial Life & Accident	28.5	-	28.5	(0.1)	28.4

Provident Life and Casualty	4.9	(1.8)	3.1	-	3.1

First Unum Life	7.5	(17.4)	(9.9)	(0.2)	(10.1)

Paul Revere Variable	1.8	-	1.8	0.3	2.1

Total	$164.7	$(250.2)	$(85.5)	$1.0	$(84.5)

Note: Statutory results are reported in conformity with statutory accounting principles as prescribed by the National Association of Insurance Commissioners and adopted by the applicable state laws.

15.2

Unum Life Insurance Company of America - Statutory Basis

Group Accident and Health Statutory Claim Reserves and Liabilities, Net of Ceded

On Claims Incurred Prior to January 1

	2007	2006	2005	2004

Reserve Balance from Prior Year End	$6,686.6	$5,192.8	$5,146.1	$4,983.5
Reserves Ceded Each January 1 for Prior Year Incurrals	-	-	(453.4)	(429.0)
Reinsurance Recapture	-	891.4	-	-
Other Adjustments to Beginning Balance (see Schedule H)	46.6	15.9	(5.7)	17.6

Reserve Balance January 1 (a)	6,733.2	6,100.1	4,687.0	4,572.1
Paid on Prior Year Claims	(437.4)	(395.9)	(356.0)	(362.4)
Interest Earned on Reserves	108.3	102.1	78.7	77.7
Incurred on Prior Year Claims	8.7	45.6	49.8	(16.2)
Reserve Charges Incurred for Settlement Agreements	-	68.4	-	-

Reserve Balance March 31	$6,412.8	$5,920.3	$4,459.5	$4,271.2

Reserve Balance March 31	$6,412.8	$5,920.3	$4,459.5	$4,271.2
Paid on Prior Year Claims	(398.4)	(348.3)	(298.7)	(291.5)
Interest Earned on Reserves	104.5	99.3	74.6	73.3
Incurred on Prior Year Claims	2.1	51.4	1.0	(24.0)
Reserve Charges Incurred for Settlement Agreements	77.3	-	-	-

Reserve Balance June 30	$6,198.3	$5,722.7	$4,236.4	$4,029.0

Reserve Balance June 30	$6,198.3	$5,722.7	$4,236.4	$4,029.0
Paid on Prior Year Claims	(355.9)	(350.6)	(261.5)	(260.7)
Interest Earned on Reserves	94.6	97.6	71.5	69.4
Incurred on Prior Year Claims	(18.3)	(11.9)	(17.1)	(32.7)
Reserve Charges Incurred for Settlement Agreements	-	246.0	13.7	-

Reserve Balance September 30	$5,918.7	$5,703.8	$4,043.0	$3,805.0

Reserve Balance September 30		$5,703.8	$4,043.0	$3,805.0
Paid on Prior Year Claims		(314.5)	(229.8)	(223.2)
Interest Earned on Reserves		94.5	68.9	68.9
Incurred on Prior Year Claims		2.7	0.3	(31.3)
Reserve Charges Incurred for Settlement Agreements		-	-	71.1

Reserve Balance December 31 on Prior Year Claims		5,486.5	3,882.4	3,690.5
Reserve Balance December 31 on Current Year Claims		1,200.1	1,310.4	1,455.6

Reserve Balance December 31 on Total Claims Incurred (b)		$6,686.6	$5,192.8	$5,146.1

(a) balances to Schedule H Part 3 Line 3.2 Column 2

(b) balances to Schedule H Part 2 Line C.1 Column 2

15.3

Reconciliation to Unum Life Insurance Company of America - Statutory Basis

Schedule H Part 3 for Group Accident and Health

	2006	2005	2004

Paid on Prior Year Existing Claims - Full Year	$1,409.2	$1,146.0	$1,137.8
(balances to Schedule H Part 3 Line 1.1 Column 2)

Incurred on Prior Year Claims - Full Year	$402.1	$47.7	$(33.1)
Interest Earned on Reserves - Full Year	393.5	293.7	289.3

Incurred on Prior Year Claims - Full Year, Excluding Interest Earned	$795.6	$341.4	$256.2

(balances to Schedule H Part 3 Line 3.3 Column 2)

Note: Group A&H for Unum Life Insurance Company of America includes group long- and short-term income protection, group accidental death & dismemberment, and group voluntary income protection, cancer, and critical illness products reported in our Unum US segment as well as the reinsurance pools reported in our Other segment.

15.4

Notes to Statistical Supplement

Non-GAAP Financial Measures

We analyze our Company’s performance using non-GAAP financial measures which exclude certain items and the related tax thereon from net income (loss). We believe operating income or loss excluding realized investment gains and losses, which are recurring, is a better performance measure and a better indicator of the profitability and underlying trends in our business. Realized investment gains and losses are dependent on market conditions and general economic events and are not necessarily related to decisions regarding our Company’s underlying business. We also believe that the exclusion of certain other items specified and presented in the reconciliations on the segment financial results pages throughout this supplement enhances the understanding and comparability of our Company’s performance and the underlying fundamentals in our operations, but this exclusion is not an indication that similar items may not recur.

2007 Significant Transactions and Events

Subsequent Events

On October 31, 2007, Northwind Holdings, LLC (Northwind Holdings), a newly formed Delaware limited liability company and a wholly-owned subsidiary of Unum Group, issued $800.0 million of senior, secured notes in a private offering. Recourse for the payment of principal, interest, and other amounts due on the notes will be dependent principally on the receipt of dividends from Northwind Reinsurance Company (Northwind Re), the sole subsidiary of Northwind Holdings. The ability of Northwind Re to pay dividends to Northwind Holdings will depend on its satisfaction of applicable regulatory requirements and on the performance of the business of The Paul Revere Life Insurance Company, Provident Life and Accident Insurance Company, and Unum Life Insurance Company of America (collectively, the ceding insurers) reinsured by Northwind Re. None of Unum Group, the ceding insurers, Northwind Re, or any other affiliate of Northwind Holdings is an obligor or guarantor on the notes.

On October 31, 2007, we announced our intent to call for an early redemption all $150.0 million principal amount of our outstanding 7.25% notes scheduled to mature in 2032. We also announced that we intend to offer to purchase up to $400.0 million aggregate principal amount of other of our outstanding long-term debt.

In October 2007, our board of directors authorized the repurchase of up to $700.0 million of Unum Group’s common stock. The share repurchase program does not have an expiration date, and the pace of repurchase activity, if commenced, will depend upon various factors such as the level of available cash, alternative uses for cash, and our stock price. The authorization may be modified, extended, or terminated by our board of directors at any time.

Claim Reassessment Reserve Estimate

In the second quarter of 2007, we increased our provision for the estimated cost of the claim reassessment process $53.0 million before tax and $34.5 million after tax based on changes in our emerging experience for the number of decisions being overturned and the average cost per reassessed claim. The claim reassessment process was implemented as a result of the settlement agreements we entered into with various state insurance regulators in 2004 and 2005.

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The revised second quarter estimate was based on the cost of approximately 99 percent of the potential inventory of claim reassessment information forms returned to us, with our claim reassessment on approximately 88 percent of the forms completed at that time. At the time of our second quarter of 2007 revision, we had not yet finalized our claim reassessment on the remaining forms but had performed a financial review and included that information in our analysis of emerging experience. Additional information regarding the second quarter revision to our estimate is as follows:

1.	For the second quarter of 2007, the overturn rate averaged 48 percent and was 45 percent for the first six months of 2007.

2.	The average overturn rate was 40 percent at June 2007 from inception to date, compared to 37 percent at December 2006.

3.	The average incurred cost per reassessed claim during the first six months of 2007 was above the assumption we used for our third quarter 2006 revision.

4.	Our assumption concerning the total number of claims projected to be reassessed remained at approximately 23,000, with slightly more claims for group long-term income protection and fewer for individual income protection.

5.	We increased our previous estimate for benefit costs for claims reopened for our Unum US group long-term income protection product line $76.5 million. The revision related to the increase during the second quarter of 2007 in the overturn rate and the average cost, as well as a slightly higher number of claims.

6.	We decreased our previous estimate for benefit costs for claims reopened for our Individual Income Protection – Closed Block segment $10.7 million. Although the experience relative to our assumptions for the overturn rate was slightly higher, experience indicated that the total number of claims for this segment would be less than our previous assumptions.

7.	We decreased our previous estimate for the additional incremental direct claim reassessment operating expenses $12.8 million due to our projections for an earlier completion of the reassessment process. We released $10.3 million for Unum US group long-term income protection and $2.5 million for our Individual Income Protection – Closed Block segment.

8.	These second quarter of 2007 adjustments to our claim reassessment costs decreased before-tax operating earnings for our Unum US group income protection line of business $66.2 million and increased before-tax operating earnings for our Individual Income Protection – Closed Block segment $13.2 million.

Disposition

During the first quarter of 2007, we closed the sale of our wholly-owned subsidiary GENEX Services, Inc. (GENEX). Financial results for GENEX are reported as discontinued operations. The after-tax gain recognized on the sale was $6.2 million.

(continued on next page)	16.1

Financing

The scheduled remarketing of the senior note element of the adjustable conversion-rate equity security units (units) issued in May 2004 occurred in February 2007, as stipulated by the terms of the original offering, and we reset the interest rate on $300.0 million of senior notes due May 15, 2009 to 5.859%. We purchased $150.0 million of the senior notes in the remarketing which were subsequently retired. The associated write-off of deferred debt costs decreased first quarter of 2007 income by $2.4 million before tax, or $1.6 million after tax. In May 2007, we settled the purchase contract element of the units by issuing 17.7 million shares of common stock. We received proceeds of approximately $300.0 million from the transaction.

During the first nine months of 2007, we made principal payments of $15.0 million on our senior secured non-recourse variable rate notes due 2036 which were issued by Tailwind Holdings, LLC.

During the second quarter of 2007, we purchased $34.5 million aggregate principal amount of our outstanding 6.85% notes due 2015. The costs associated with this debt reduction decreased our second quarter 2007 income approximately $0.8 million before tax, or $0.6 million after tax.

Accounting Principle Changes

Effective January 1, 2007, we adopted Statement of Position 05-1 (SOP 05-1), Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection With Modifications or Exchanges of Insurance Contracts. SOP 05-1 provides guidance on accounting by insurance enterprises for deferred acquisition costs on internal replacements of insurance and investment contracts other than those specifically described in Statement of Financial Accounting Standards No. 97, Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments. The cumulative effect of applying the provisions of SOP 05-1 decreased our 2007 opening balance of retained earnings $445.2 million.

Effective January 1, 2007, we adopted FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes, an interpretation of Statement of Financial Accounting Standards No. 109 (SFAS 109). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109. Additionally, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The cumulative effect of applying the provisions of FIN 48 increased our 2007 opening balance of retained earnings $22.7 million.

2006 Significant Transactions and Events

Claim Reassessment Reserve Estimate

In the first quarter of 2006, we completed an analysis of our assumptions related to the reserves we established for the claim reassessment process. Our analysis was based on preliminary data as of the end of the first quarter of 2006, when actual results to date were considered credible enough to enable us to update our initial expectations of costs related to the reassessment process. We concluded that a change in our initial assumptions, primarily related to the number of claimants for

(continued on next page)	16.2

whom payments will continue because the claimant remains eligible for disability payments, was warranted. We based our conclusion and our revised estimate on the information that existed at that time, which was the actual cost related to approximately 20 percent of the projected ultimate total number of claims expected to be reassessed. The characteristics, profile, and cost of those initial 20 percent of claims were more statistically credible than the information on which we based the initial charges in 2004 and 2005. Based on our analysis, in the first quarter of 2006 we recorded a charge of $86.0 million before tax, or $55.9 million after tax, to reflect our then current estimate of future obligations for benefit costs for claims reopened in the reassessment. The first quarter charge decreased before-tax operating results for our Unum US segment group income protection line of business $72.8 million and our Individual Income Protection – Closed Block segment $13.2 million.

In the third quarter of 2006 we increased our provision for the cost of the reassessment process $325.4 million before tax and $211.5 million after tax based on changes in our emerging experience for the number of decisions being overturned by the reassessment process and the average cost per reassessed claim. The revised third quarter estimate was based on the cost of approximately 55 percent of the projected ultimate total number of claims expected to be reassessed. The third quarter charge was comprised of $310.4 million to reflect our revised estimate of future obligations for benefit costs for claims reopened in the reassessment and $15.0 million for additional incremental direct claim reassessment operating expenses because of the additional time now estimated to complete the process. Our best estimate of $310.4 million for the reopened claims assumed that the nature and characteristics of the approximately 45 percent remaining claims estimated to be reassessed at that time would be similar to the average profile of the 55 percent already reviewed at that time. The third quarter charge decreased before-tax operating results for our Unum US segment group income protection line of business $291.4 million and our Individual Income Protection – Closed Block segment $34.0 million.

Broker Compensation Settlement

On October 31, 2006, we reached a settlement agreement on broker compensation with the Office of the New York Attorney General (NYAG) that directly resolves all issues raised by the NYAG in its review of our broker compensation practices. The review was part of a larger investigation of broker compensation practices in the insurance industry. We also resolved litigation filed by the California Insurance Commissioner against our Company and other insurers regarding disclosure practices in broker compensation. We have agreed to eliminate all contingent compensation programs for our group product lines. Additionally, we are expanding our disclosure of broker compensation programs. We had previously taken a number of steps to enhance transparency by establishing, in March 2005, disclosure policies that provided customers with a means of obtaining information about the compensation paid to their brokers. As part of the settlement, we agreed to a fine of $1.9 million, the establishment of a fund of $15.5 million to provide restitution for any customer determined to be harmed by past practices, and certain other expenses approximating $1.1 million.

Income Tax

In the fourth quarter of 2006, we recorded income of $2.6 million before tax and approximately $3.9 million after tax attributable to the receipt of interest and tax refunds on prior year tax items in excess of what was previously provided.

(continued on next page)	16.3

Additionally, in the fourth quarter of 2006 we recognized an income tax benefit of approximately $91.9 million primarily as the result of group relief benefits obtained from the use of net operating losses in a foreign jurisdiction in which our businesses operate.

Financing

In the second quarter of 2006, pursuant to a cash tender offer, we purchased $50.0 million of our outstanding 7.405% junior subordinated debt securities due 2038 and $250.0 million aggregate principal amount of our outstanding 7.625% notes due 2011. The cost of the cash tender offer decreased second quarter 2006 income by $17.8 million before tax, or $11.6 million after tax. In the fourth quarter of 2006, we purchased $32.0 million of our outstanding 6.850% notes due 2015 on the open market. The cost of the debt purchase decreased fourth quarter 2006 income by $2.7 million before tax, or $1.9 million after tax.

The scheduled remarketing of the senior note element of the units issued in May 2003 occurred in February 2006, as stipulated by the terms of the original offering, and we reset the interest rate on $575.0 million of senior notes due May 15, 2008 to 5.997%. We purchased $400.0 million of the senior notes in the remarketing which were subsequently retired. The associated write-off of deferred debt costs decreased first quarter of 2006 income by $5.3 million before tax, or $3.4 million after tax. In May 2006, we settled the purchase contract element of the units by issuing 43.3 million shares of common stock. We received proceeds of approximately $575.0 million from the transaction.

In November 2006, Tailwind Holdings issued $130.0 million of senior, secured notes in a private placement. Interest on the notes is variable based upon a London Interbank Offered Rate (LIBOR) plus a margin. None of Unum Group or any other affiliate of Tailwind Holdings is an obligor or guarantor on the notes.

Accounting Principle Changes

Effective January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004) (SFAS 123(R)), Share-Based Payment. SFAS 123(R) focuses primarily on accounting for transactions in which an entity obtains employee service in exchange for share-based payments. The adoption of SFAS 123(R) did not have a material effect on our financial position or results of operations.

Effective December 31, 2006, we adopted the provisions of Statement of Financial Accounting Standards No. 158 (SFAS 158), Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. SFAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit pension and other postretirement plans as an asset or liability in its balance sheet and to recognize changes in that funded status through comprehensive income. Also, under SFAS 158, defined benefit pension and other postretirement plan assets and obligations are to be measured as of the date of the employer’s fiscal year-end. The adoption of SFAS 158, which resulted in an $84.1 million decrease in accumulated other comprehensive income in stockholders’ equity, had no effect on our results of operations.

(continued on next page)	16.4

2005 Significant Transactions and Events

California Settlement Agreement and Amendment of the Multistate Market Conduct Examination Settlement Agreements

In the third quarter of 2005, certain of our U.S. insurance subsidiaries entered into a settlement agreement with the California DOI, concluding a market conduct examination and investigation of the subsidiaries’ disability claims handling practices. The California DOI had chosen not to join the 2004 multistate settlement agreements. As part of the settlement with the California DOI, we paid a civil penalty of $8.0 million and agreed to change certain practices and policy provisions related to our California business. The settlement also incorporates claims handling practices previously covered by the multistate settlement agreements and includes certain additional claim handling changes.

Based on the settlement agreement and related matters, in the third quarter of 2005 we recorded a charge of $75.0 million before tax, or $51.6 million after tax, comprised of four elements: $14.3 million of incremental direct operating expenses to conduct the reassessment process; $37.3 million for benefit costs and reserves from claims reopened from the reassessment; $15.4 million for additional benefit costs and reserves for claims already incurred and currently in inventory that are anticipated as a result of the claim process changes being implemented; and the $8.0 million civil penalty. The charge decreased before-tax operating results for the Unum US segment group income protection line of business and supplemental and voluntary lines of business $37.4 million and $3.3 million, respectively, and the Individual Income Protection – Closed Block segment $34.3 million.

Income Tax

In the third quarter of 2005, we recognized an income tax benefit of approximately $10.8 million related to the finalization of income tax reviews of our U.K. subsidiaries.

During the first quarter of 2005, the Internal Revenue Service completed its examination of tax years 1999 through 2001 and issued its revenue agent’s report (RAR) in April 2005. Income tax liabilities of approximately $32.0 million that related primarily to interest on the timing of expense deductions were released in the first quarter of 2005, all of which was reflected as a reduction to income tax expense.

Disposition

During the third quarter of 2005, our wholly-owned subsidiary, Unum Limited, completed the sale of its Netherlands branch. The gain on the sale was approximately $5.7 million before tax and $4.0 million after tax.

Financing

During 2005, we repaid $227.0 million of maturing debt. In November 2005, we completed a long-term debt offering, issuing $400.0 million of 6.85% senior notes due November 15, 2015.

(continued on next page)	16.5

Closed Block Reinsurance Recapture

During the third quarter of 2005, we recaptured a closed block of individual income protection business originally ceded to Centre Life Reinsurance Ltd. in 1996. The recaptured business included approximately $1.6 billion in invested assets and $185.0 million of annual premium. The effective date of the recapture was August 8, 2005. The underlying operating results of the reinsurance contract, prior to recapture, were reflected in other income. The recapture therefore did not have a material impact on operating income for our Individual Income Protection – Closed Block segment.

2004 Significant Transactions and Events

Settlement of Multistate Market Conduct Examination

During 2004, certain of our U.S. insurance subsidiaries entered into settlement agreements with state insurance regulators upon conclusion of a multistate market conduct examination led by Maine, Massachusetts, and Tennessee relating to our disability claims handling practices. A total of 48 states and the District of Columbia are parties to the settlement agreements. In addition, the U.S. Department of Labor, which had been conducting an inquiry relating to certain ERISA plans, is a party to the settlement agreements, and the NYAG, which had engaged in its own investigation of our claims handling practices, notified us that it was in support of the settlement and was, therefore, closing its investigation on this issue. The examination report did not make any findings of violations of law or market conduct regulations. However, the examination report did identify areas of concern. These became the focus of specific changes and enhancements to our disability claims handling operations which are designed to assure each claim decision is made in a consistently high quality manner.

The primary components of the settlement agreements include enhancements to our claims handling procedures; a reassessment process for claimants of certain previously denied or closed claims who elect to participate; additional corporate and board governance to support the oversight of the reassessment process and general claims handling practices; and payment of a fine in the amount of $15.0 million that was allocated among the states and jurisdictions that joined the agreements and a potential fine of $145.0 million in the future if certain standards are not met in examinations at the end of approximately two years.

In the fourth quarter of 2004, we recorded a charge of $127.0 million before tax, or $87.8 million after tax, comprised of four elements: $27.5 million of incremental direct operating expenses to conduct the two-year reassessment process; $44.0 million for benefit costs and reserves from claims reopened from the reassessment; $40.5 million for additional benefit costs and reserves for claims already incurred and currently in inventory that are anticipated as a result of the claim process changes being implemented; and the $15.0 million fine. The charge decreased before-tax operating results for the Unum US segment group income protection and individual income protection – recently issued lines of business $116.7 million and $1.7 million, respectively, and the Individual Income Protection – Closed Block segment $8.6 million.

Disposition

During the second quarter of 2004, we closed the sale of our Canadian operations. Financial results for the Canadian branch are reported as discontinued operations. The loss recognized during 2004 was $60.8 million after tax.

(continued on next page)	16.6

Restructuring of Individual Income Protection – Closed Block Business

In the first quarter of 2004, we restructured our individual income protection – closed block business and entered into reinsurance agreements which effectively provide approximately 60 percent reinsurance coverage for our overall consolidated risk above a specified retention limit. We have not yet reached the retention limit and do not currently anticipate that once reached, our losses would exceed the maximum risk limit for the reinsurer and revert back to us.

In conjunction with the restructuring of the individual income protection – closed block business, effective January 1, 2004, we modified our reporting segments to include a separate segment for this business. The reporting, monitoring, and management of the closed block of individual income protection business as a discrete segment is consistent with our financial restructuring and separation of this business from the lines of business which actively market new products. In the past, this business had been reported in combination with the individual income protection – recently issued line of business. Prior to 2004, detailed separate financial metrics and models were unavailable to appropriately manage this block of business separately from the recently issued individual income protection block of business.

The separation of the closed block business into a separate reporting segment required us to perform, separately for the individual income protection – closed block business and individual income protection – recently issued business, impairment testing for goodwill and loss recognition testing for the recoverability of deferred acquisition costs and value of business acquired. As required under GAAP, prior to the change in reporting segments, these tests were performed for the individual income protection line of business on a combined basis. The testing indicated impairment of the individual income protection – closed block deferred acquisition costs, value of business acquired, and goodwill balances of $282.2 million, $367.1 million, and $207.1 million, respectively. These impairment charges, $856.4 million before tax and $629.1 million after tax, were recorded in the first quarter of 2004.

Also as part of the restructuring, we analyzed our reserve assumptions related to our individual income protection – closed block reserves as a stand-alone segment. Previously these reserves were analyzed for the individual income protection line of business on a combined basis. Included in the analysis was a review of morbidity assumptions, primarily claim resolution rates, and claim reserve discount rate assumptions. Based upon this analysis, we lowered the claim reserve discount rate to reflect the segmentation of the investment portfolio between the individual income protection – recently issued business and the individual income protection – closed block business, the duration of the assets and the related policy liabilities. Based on this analysis, in the first quarter of 2004 we increased our individual income protection – closed block claim reserves by $110.6 million before tax, or $71.9 million after tax, to reflect our current estimate of future benefit obligations.

16.7